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                                                                EXHIBIT (a)(12)

FOR IMMEDIATE RELEASE


CONTACTS:
         Conrail Inc.                   Abernathy MacGregor Group
         Craig MacQueen                 Joele Frank/Dan Katcher
         (215) 209-4594                 (212) 371-5999

                    CONRAIL MAILS DEFINITIVE PROXY MATERIALS

             SPECIAL SHAREHOLDERS MEETING SCHEDULED FOR DECEMBER 23

        PHILADELPHIA, PA, (NOVEMBER 25, 1996) -- Conrail Inc. [NYSE: CRR] announced today that it is commencing mailing to all Conrail shareholders its definitive proxy materials, filed today with the Securities and Exchange Commission, with respect to its solicitation of proxies to approve an amendment to Conrail's Articles of Incorporation permitting Conrail to opt out of Subchapter 25E of the Pennsylvania Business Corporation Law.

        The amendment requires the approval of a majority of Conrail shares voting at the Special Shareholders Meeting, which has been scheduled for 5 p.m.
(EST) on December 23, 1996.

        Conrail, with corporate headquarters in Philadelphia, Pa., operates an 11,000-mile rail freight network in 12 northeastern and midwestern states, the District of Columbia, and the Province of Quebec.

        Additional information regarding this announcement can be found on Conrail's home page which can be reached at http://www.CONRAIL.com.

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